Form N-SAR

Sub-Item 77D
Policies with Respect to Securities Investments
Janus Aspen Global Life Sciences Portfolio
Janus Aspen Flexible Income Portfolio
Janus Aspen Mid Cap Growth Portfolio
33-63212, 811-7736

Janus Aspen Global Life Sciences Portfolio
New Policy:

Janus Aspen Global Life Sciences Portfolio is classified as a diversified fund under the Investment Company Act of 1940. With respect to 75% of its total assets, Global Life Sciences Portfolio may not purchase securities of an issuer (other than the U.S. Government, its agencies, instrumentalities or authorities or repurchase agreements collateralized by U.S. Government securities, and other investment companies) if: (a) such purchase would, at the time, cause more than 5% of the Portfolio's total assets taken at market value to be invested in the securities of such issuer; or (b) such purchase would, at the time, result in more than 10% of the outstanding voting securities of such issuer being held by the Portfolio.

Old Policy:

Janus Aspen Global Life Sciences Portfolio is classified as a nondiversified fund, operating in a manner consistent with the diversification requirements of Subchapter M of the Internal Revenue Code of 1986, as amended and the regulations thereunder.

Janus Aspen Flexible Income Portfolio
New Policy:

Janus Aspen Flexible Income Portfolio will invest at least 65% (at the time of purchase) of its assets in investment grade debt securities and will maintain a dollar-weighted average portfolio maturity of five to ten years. It will also limit its investment in high-yield/high-risk bonds to less than 35% (at the time of purchase) of its net assets.

Old Policy:

Janus Aspen Flexible Income Portfolio will invest at least 80% of its assets in income-producing securities. The Portfolio may own an unlimited amount of high-yield/high-risk bonds.

Janus Aspen Mid Cap Growth Portfolio
New Policy:

Under normal circumstances, Janus Aspen Mid Cap Growth Portfolio will invest at least 80% of its net assets in equity securities of mid-sized companies whose market capitalization falls, at the time of purchase, in the 12-month average of the capitalization range of the Russell Midcap Growth Index. This policy change was a result of the name change from Janus Aspen Aggressive Growth Portfolio to Janus Aspen Mid Cap Value Portfolio.

Old Policy:

The  Portfolio  invests  primarily  in common  stocks  selected for their growth
potential,   and  normally  invests  at  least  50%  of  its  equity  assets  in medium-sized companies.